UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2017

ATHENE HOLDING LTD.
(Exact name of registrant as specified in its charter)

	Bermuda	001-37963	98-0630022
	(State or other jurisdiction of	(Commission	(I.R.S. Employer
	incorporation or organization)	file number)	Identification Number)

96 Pitts Bay Road
Pembroke, HM08, Bermuda
(Address of principal executive offices and zip code)

(441) 279-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events
AAA Distribution
Athene Holding Ltd. (the “Company” or “Athene”) has been informed that on March 28, 2017, AP Alternative Assets, L.P. (“AAA”) announced that the contingency to the previously-announced conditional distribution of common shares of the Company (“Athene Shares”) was satisfied and the distribution of Athene Shares to AAA unitholders occurred in connection with the pricing on March 28, 2017 of the Company’s offering of Athene Shares, as contemplated by the Company’s Registration Statements on Form S-1 (File Nos. 333-216758 and 333-216994) (the “Offering”). The distribution to AAA unitholders was based on a ratio of 0.162346043 Athene Shares per AAA unit, rounded down to the nearest whole Athene Share to be received by AAA unitholders. In total, 12,391,703 Athene shares were distributed to AAA unitholders, which were either sold in the Offering or distributed to AAA unitholders without restriction on transfer.
Closing of the Offering
On April 3, 2017, the Offering successfully closed pursuant to an Underwriting Agreement, dated March 28, 2017 (the “Underwriting Agreement”), by and between the Company and Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters set forth therein (the “Underwriters”), resulting in the sale by the selling shareholders named in the Registration Statements of 31,625,000 Athene Shares, including 4,125,000 Athene Shares sold as a result of the exercise of the Underwriters’ option to purchase additional Athene Shares pursuant to the Underwriting Agreement.
Athene Shares Eligible for Future Sale Schedule
After giving effect to the Offering (including the exercise of the Underwriters’ option to purchase additional Athene Shares pursuant to the Underwriting Agreement), approximately 19,371,324, 36,242,529, 60,047,431 and 15,401,642 of Athene Shares will be eligible for future sale on July 21, 2017, December 8, 2017, March 3, 2018 and December 8, 2018, respectively. Of these Athene Shares, approximately 14,805,754, 28,169,896, 42,709,121 and 15,401,642 of the Athene Shares that are eligible for future sale on July 21, 2017, December 8, 2017, March 3, 2018 and December 8, 2018, respectively, are held by our officers, directors, employees or shareholders holding 5% or more of our outstanding common shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATHENE HOLDING LTD.

Date: April 3, 2017	/s/ John L. Golden
John L. Golden
Executive Vice President, Legal